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Exhibit 1


TUESDAY, MARCH 30, 1999

COMPANY PRESS RELEASE



THE CRONOS GROUP ANNOUNCES BOARD CHANGES


NEW YORK - March 30, 1999 - The Cronos Group (Nasdaq: CRNS) today announced that Dennis J. Tietz, who was appointed CEO of the company last December, has been named as Chairman of the Board. Mr. Tietz replaces Rudolf J. Weissenberger, who resigned as Chairman and as a non-executive director, effective immediately. In addition, the Board also accepted the resignation of Dr. Axel Friedberg, a non-executive director of the company.

The Board appointed Charles Tharp as a non-executive director to fill the Board seat vacated by Dr. Friedberg. Mr. Tharp, based in Washington D.C., is a consultant to pension funds and foundations on international investment policy, fiduciary issues, and financial management. Mr. Tietz explained, "We are making these changes to speed accomplishment of the company's objectives and to reaffirm our goal of improving shareholder value and confidence in Cronos. We are certain our shareholders will view these changes with significant approval."

Cronos is one of the world's leading lessors of intermodal marine containers, owning and managing a fleet of over 360,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet, comprised of dry cargo, refrigerated and other specialized containers, is leased to a customer base of approximately 400 ocean carriers and transport operators around the world. Cronos provides container-leasing services through an integrated network of offices through state-of-the-art information technology.


Safe Harbor Statement

This release discusses certain forward-looking matters that involve risks and uncertainties that could cause actual results to vary materially from estimates. Risks and uncertainties include, among other things, changes in international operations, exchange rate risks, changes in market conditions for the company's container lease operations and the company's ability to provide innovative and cost effective solutions.


Contact:
The Cronos Group
Investor Relations
ir@cronos.com
www.cronos.com